Exhibit 99.1

Transmeridian Completes Private Offering

HOUSTON, May 30, 2006 (Prime Zone) – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it has completed its previously announced private offering of $40 million aggregate principal amount of additional Senior Secured Notes due 2010 (the “Additional Notes”) of Transmeridian Exploration Inc., a wholly owned British Virgin Islands subsidiary of the Company (“TMEI”), and 1,818,182 shares (approximately $10 million) of the Company’s common stock.

The Company received net proceeds from the offering of approximately $47.9 million after payment of placement agent fees and transaction expenses. The Company used $3.6 million of the net proceeds of the offering to pre-fund the first three quarterly interest payments due on the Additional Notes and intends to use the remaining net proceeds of the offering to contract two additional drilling rigs to accelerate the development of its South Alibek Field in Kazakhstan and for working capital and general corporate purposes.

As a result of the completion of the offering, the supplemental indenture entered into in connection with the previously announced completion of TMEI’s consent solicitation with respect to its $250 million of existing Senior Secured Notes due 2010 (the “Existing Notes”), and the proposed amendments to the indenture provided for therein, are now effective. Pursuant to the consent solicitation, TMEI solicited consents to amend the indenture to permit (i) the issuance of the Additional Notes and (ii) the payment of accrued dividends on the Company’s outstanding Series A cumulative convertible preferred stock in an amount not to exceed $1 million.

The offer and sale of the Additional Notes by TMEI and the common stock by the Company were not registered under the Securities Act of 1933 or the securities laws of any other jurisdiction, and the Additional Notes and the common stock may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated (TMEI) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. TMEI primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential. Its first major project is the South Alibek Field in Kazakhstan and it is currently pursuing additional projects in the Caspian Sea and surrounding regions.

397 N. Sam Houston Pkwy. E     Suite 300     Houston, TX 77060     Phone: (281) 999-9091     Fax: (281) 999-9094

For more information please contact the following:

Transmeridian Exploration Incorporated

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in TMEI’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and other filings with the Securities and Exchange Commission. Although TMEI believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by TMEI or any other person that the objectives and plans of TMEI will be achieved.

397 N. Sam Houston Pkwy. E     Suite 300     Houston, TX 77060     Phone: (281) 999-9091     Fax: (281) 999-9094